Exhibit 10.1

[Name]

[Address]

[Date]

Dear [First name],

In recognition of the leadership you have demonstrated within Calavo Growers, Inc. (“Calavo,” “we” or “our”), we desire to recognize all you have done and will do in the future as member of the leadership team of Calavo. Accordingly, we are offering you the additional compensation and benefits described in this letter, subject to the terms hereof. Except as specifically set forth in this letter, all other terms of your employment with Calavo remain unchanged and except as provided herein, the terms of your employment shall be governed by Calavo’s employee handbook and published company policies, including but not limited to Calavo’s Insider Trading Policy, Clawback Policy, and Code of Business Conduct and Ethics.

One-Time Retention Bonus. Subject to your continued employment with Calavo through the earlier of the first anniversary of the date of your acceptance of this letter (the “Anniversary Date”) and the date upon which Calavo consummates a Change in Control (as defined below) (such date, the “Change in Control Date” and the earlier of the Anniversary Date and the Change in Control Date, the “Earn Date”), you will earn a one-time retention bonus in the amount of $[●] (the “Retention Bonus”), equal to [●]% of your current base salary. The full amount of the Retention Bonus will be paid to you on the next regular payroll following the Earn Date through Calavo’s regular payroll processes and subject to applicable tax withholdings.

Severance: Should you resign for Good Reason or your employment is terminated by Calavo without Good Cause, you will be entitled to one year of your then current annual base salary provided that you execute a release in a form acceptable to Calavo. The full amount of such severance payment will be paid to you on the next regular payroll following the effective date of such release and will be paid through Calavo’s regular payroll processes and subject to applicable tax withholdings.

Good Cause: For purposes of this letter, “Good Cause” means: (1) willful misconduct that has a material adverse effect on Calavo and continues for a period of at least ten (10) days after written notice of such misconduct is given; (2) your willful refusal to attempt to follow any proper written direction of the Board of Directors or the Chief Executive Officer of Calavo unless you have a good faith reason to believe that such direction is illegal or is a violation of Calavo’s rules, regulations and/or policies, which refusal shall continue for a period of at least ten (10) days after written notice of such refusal is given by the Calavo to you; (3) the substantial refusal by you to attempt to perform your duties required of you in the ordinary course of business which has continued for ten (10) days after written notice of demand for performance of such duties; (4) your conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than a felony involving a traffic violation); (5) your theft, embezzlement or other criminal misappropriation of funds from Calavo; or (6) your willful breach of any other material provision of this letter or Calavo’s Employee Handbook, Insider Trading Policy or Code of Business Conduct and Ethics and such willful and material breach continues for at least ten (10) days after written notice specifying the breach if such breach is curable. For purposes hereof, an act, or a failure to act, shall not be deemed willful or intentional, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of Calavo. Furthermore, any action or inaction taken by you based upon your reasonable reliance on advice of counsel to Calavo or the direction of the Board of Directors or the Chief Executive Officer of Calavo shall not form the basis for Cause. Notwithstanding the foregoing, Calavo shall be deemed to have terminated your employment for Good Cause only if Calavo terminates your employment within sixty (60) days after the occurrence of the event described in this paragraph.

Good Reason: For purposes of this letter, “Good Reason” means the occurrence, without your written consent, of any of the following: (1) any requirement (whether as a result of change in duties or otherwise) that you perform the majority of your hours of employment more than thirty-five (35) miles from Calavo’s Corporate Headquarters, if Calavo fails to remedy such change within thirty (30) days after written notice is given by you to the Chief Executive Officer of Calavo; (2) any reduction in base salary; (3) any reduction in your title, or any material reduction in your duties, responsibilities or authority, which is not cured within thirty (30) days after written notice given by you to the Chief Executive Officer of Calavo; (4) any breach by Calavo of any material provision of this letter, which breach is not cured by Calavo within thirty (30) days after written notice of such breach is given by you to the Chief Executive Officer of Calavo; or (5) the failure of any successor to Calavo (whether direct or indirect or whether by merger, acquisition of assets, consolidation or otherwise) to assume in a writing delivered to you the obligations of Calavo under this Letter within ten (10) days after you provide the successor to Calavo with written notice of your desire to receive such agreement. Notwithstanding the foregoing, you shall be deemed to have terminated your employment for Good Reason only if you terminate your employment within sixty (60) days after the occurrence of the event described in this paragraph.

Change in Control: In the event that there is a Change in Control as defined in Section 13(i) of Calavo’s 2020 Equity Incentive Plan (a “Change in Control”), during your employment, then will be entitled to receive a one-time bonus equal to [50]% of your then-current annualized base salary. The full amount of bonus will be paid to you on the next regular payroll following the consummation of such Change in Control and will be paid through Calavo’s (or its successor’s) regular payroll processes and subject to applicable tax withholdings.

Withholding: All payments to be made to you are subject to customary and applicable deductions and withholdings, including, without limitation, for federal and state taxes, FICA, Medicaid and other customary payroll activities.

Clawback Provisions: Any incentive-based compensation, or any other compensation, paid to you is subject to recovery under any law, government regulation or stock exchange listing requirement, or which is subject to recovery under any clawback policy adopted by Calavo that is applicable to its executive officers, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or pursuant to Calavo’s clawback policy. Calavo will make any determination for clawback or recovery in accordance with its determination of any applicable law or regulation and based upon its review of any clawback policy adopted by Calavo.

Workers’ Compensation Insurance: To meet California DLSE-NTE notice requirements. Our Workers’ Compensation carrier is Arch Insurance Company, Policy# ZAWCI9406605 located at (LWP) PO Box 349016 Sacramento, CA 95834-9016.

Confidentiality: At no time either during employment or after termination of employment are you permitted for any reason, to use or disclose to any person, directly or indirectly, any confidential or proprietary information concerning the business of Calavo. This shall include, without limitation, any business secret, trade secret, financial information, software, internal procedure, business plan, marketing plan, pricing strategy or policy or customer list, except to the extent that such use or disclosure is (1) in connection with the good faith performance of the your duties during your period of employment; (2) required by an order of a court of competent jurisdiction, or (3) authorized in writing by the Chief Executive Officer of Calavo.

Section 280G: Notwithstanding any other provision of this letter or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by Calavo or its affiliates to you (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section entitled “Section 280G” be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) for the first year after the date of this letter, non-cash payments shall be reduced before cash payments; (B) after the one-year anniversary of this letter, cash payments will be reduced before non-cash payments; and (C) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Section 409A: For purposes of this letter, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this letter in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from Calavo or

(ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Miscellaneous. This letter and your offer letter forms the complete and exclusive statement of your employment agreement with Calavo. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not eligible for any other form of compensation or benefits as part of your continued employment, except as expressly set forth in this letter, including without limitation under any offer letter agreement or severance benefits agreement. Changes in your employment terms, other than those changes expressly reserved to Calavo’s or the Board’s discretion in this letter, require a written modification approved by you and Calavo and signed by a duly authorized officer of Calavo (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Calavo, and inure to the benefit of both you and Calavo, their heirs, successors and assigns. If any provision of this letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. Any waiver of a breach of this letter, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

To acknowledge your acceptance of the above stated terms and conditions of employment, please sign this letter in the space provided below, and return a signed copy at your earliest convenience to B. John Lindeman (John.Lindeman@calavo.com) via email.

CALAVO GROWERS, INC.

B. John Lindeman
Chief Executive Officer

Accepted on , 202 :

Name: